Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI TO OPEN NEW BRANCH IN PENSACOLA, FLORIDA AND
ACQUIRES PORTABLE STORAGE ASSETS OF A-ONE STORAGE SERVING THE
COLUMBUS-LANCASTER, OHIO METRO AREA
Tempe, AZ – October 5, 2005 – Mobile Mini, Inc. (NASDAQ National Market: MINI) today announced that it is developing a new branch in Pensacola, its sixth branch in the state of Florida. The Pensacola branch is currently scheduled to begin operations in November 2005. In addition to serving the greater Pensacola metro area with one of the industry’s most comprehensive line of portable storage solutions and mobile offices, the new branch will also be the hub for the Company’s operations in nearby Mobile, Alabama and Fort Walton, Florida. This three-city market has approximately 1.5 million residents.
Initially, the new Pensacola branch will focus on the special needs of those hit by Hurricane Katrina in Mississippi, Alabama and Florida, and will supplement the delivery and positioning of portable storage and office units that are being ordered to fulfill hurricane relief needs. The Company is moving quickly to set up the location, relocate and hire staff, and deploy portable storage units and mobile offices to the region, with the goal of opening for business by November. In view of the strong demand for storage and office units following the hurricane damage in the area to be served by the new branch, Mobile Mini anticipates that business ramp-up at the Pensacola branch will be far faster than its historical experience at a start-up branch.
Separately, Mobile Mini announced that it has acquired the portable storage container and portable office assets of A-One Storage, LLC for approximately $7 million. The newly acquired fleet, which serves the greater Columbus, Ohio metropolitan area from Lancaster, Ohio, is being consolidated into Mobile Mini’s existing Columbus branch, in operation since 2002. Steven Bunger, Mobile Mini’s Chairman, President and CEO, noted, “By acquiring this high-quality fleet from a first-class competitor and eliminating redundant operating costs, this tuck-in acquisition significantly strengthens and expands Mobile Mini’s dominance in this market.”
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Mobile Mini News Release	Page 2
October 5, 2005
He went on to say, “With the opening our third new location this year, we are continuing to expand our leadership in the US portable storage industry. Both our Minneapolis-St. Paul and Indianapolis branches, which were start-up locations, are doing a good job of growing containers on lease. In respect of our operations in the Gulf States, we are focused on increasing our role in the recovery efforts underway in the areas impacted by hurricane damage by adding our new branch in Pensacola.”
This news release contains forward-looking statements, particularly regarding operating prospects and expansion opportunities, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.
Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of over 114,000 portable storage units and portable offices. The Company currently has 50 branches and operates in 30 states and one Canadian province. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Andreas Marathovouniotis (212) 836-9611
(480) 894-6311		www.theequitygroup.com
www.mobilemini.com
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